UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): JUNE 24, 2015

Commission File Number: 000-53462

TIERRA GRANDE RESOURCES, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

98-054-3851
(IRS Employer Identification Number)

3209 Utah Ave S, Seattle, Washington 98134

(Address of principal executive offices)

857-777-6190
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Directors; Election of Directors; Appointment of Certain Officers.

Christopher Nocera, 38, Chief Information Officer

On June 24, 2015, Tierra Grande Resources, Inc. (the “Company”) entered into an Executive Employment Agreement with Doctor Christopher Nocera, who will serve as the Company’s Chief Information Officer. Dr. Nocera earned a graduate degree in socio-cognitive psychology from Harvard University in 2012, as well as a Doctor of Pharmacology from the University of Connecticut in 2002. From 2003 to 2008, Dr. Nocera spent several formative years conducting research as the lab manager of the famous ACME Lab at Yale University. Dr. Nocera’s most recent position, since March 2010, has been with the successful startup MotiveMetrics.com, which he served as the Director of Innovation and Research and was a co-founder present from day one.

Dr. Nocera’s research foundations were formed at both Harvard and Yale University and refined while working with MotiveMetrics.com. His work focuses on the area of decision making sciences and the development of algorithms and models, which utilize emotions, personality, linguistics, music preferences and implicit social cognition. With VNUE, he has begun the development of a powerful predictive Music Science, capable of providing actionable insights and recommendations that serve to benefit all. Together with the music industry, they have begun to understand what fans want and how they want it, in order to provide an experience where bands, fans and even brands all win.

A copy of the Executive Employment Agreement is attached hereto as Exhibit 10.01. The description of Dr. Nocera’s employment herein is qualified by the terms of the full text of the agreement attached hereto and the terms thereof are incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits:

10.01 –  Executive Employment Agreement for Dr. Christopher Nocera as Chief Information Officer dated June 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2015	TIERRA GRANDE RESOURCES, INC.

	By:	/s/ Matthew Carona
Matthew Carona
CEO